Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) is effective this 26th day of April, 2019 by and between Brixmor Property Group, Inc. (the “Company”) and Steven Siegel (“Executive”).
WHEREAS, Executive and the Company entered into an Employment Agreement dated November 1, 2011, as amended by First Amendment to Employment Agreement dated February 26, 2019 (the “Employment Agreement”);
WHEREAS, Executive and the Company desire Executive’s continued employment with the Company under certain amended terms and conditions as set forth herein; and
WHEREAS, the parties now desire to further amend the Employment Agreement accordingly.
NOW, THEREFORE, in consideration of the premises above, the parties hereto agree as follows:
1.Section 5(h) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(h)    Excise Tax Provision. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Code) to Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause Executive’s total Payments to constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an Excise Tax, but only if the after-tax value of the Payments calculated with the foregoing restriction exceed those calculated without the foregoing restriction. In that event, Executive shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to Executive under this Agreement be deemed to be an excess parachute payment; provided, however, that in order to comply with Section 409A of the Code, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment, or benefit reduces the parachute payment to the greatest extent. All determinations under this subparagraph (h) shall be made at the expense of the Company by a nationally recognized public accounting firm selected by the Company and subject to approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company in the absence of manifest error. To the extent the terms of this subsection 5(h) conflict with the terms of an equity award granted pursuant to this Agreement, this subsection 5(h) shall govern.”

2.Except as otherwise provided herein, all other provisions of the Employment Agreement shall remain in effect.

3.This Amendment and the Employment Agreement (other than the above section superseded by this Amendment) constitute the entire agreement between the parties on the subject of Executive’s employment with the Company.

4.This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

5.This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

BRIXMOR PROPERTY GROUP, INC.
/s/ James M. Taylor_________________
By: James M. Taylor
Title: Chief Executive Officer and President
EXECUTIVE
/s/ Steven Siegel____________________
Steven Siegel